Exhibit 10.6

January 4, 2010

Stacey Peterson

612 Porter Lane

Hermosa Beach, CA 90254

Dear Stacey:

We are pleased to offer you the position of Senior Vice President and Chief Financial Officer with GameFly, Inc. (the “Company”). This is subject to a timely submission of proof of eligibility to work in the United States. Your anticipated start date is January 4, 2010.

Your annual base salary will be $250,000, less applicable taxes and withholdings, and is payable every two weeks pursuant to the Company’s regular payroll policy. You will be eligible for the Company’s bonus plan for the fiscal year commencing April 1, 2009. Any bonus will be pro-rated, based on the number of days you are employed by the Company during the fiscal year.  The determinations of the Company with respect your bonus will be final and binding. You will be eligible for an annual review. The target amounts for the 2010 bonus plan are contained in Exhibit B, but are not binding until approved by the Company’s Board of Directors.  Each annual bonus (if any) will be paid to you within two and a half months following the end of the fiscal year in which the bonus is earned, provided that you remain in employment with the Company until each payment date.

In the event that you experience an “involuntary separation from service,” as defined in the Treasury Regulations under Internal Revenue Code Section 409A, (i) by the Company’s termination of your employment for any reason other than (A) Cause, as defined in Exhibit A, (B) death or (C) Permanent Disability, as defined below or (ii) by your resignation for Good Reason, as defined below (each of (i) or (ii) shall be known as an “Involuntary Termination”), provided that you satisfy the Conditions (as defined below) within the Deadline (as defined below), then the Company will pay you severance pay at a rate equal to your base salary in effect at the time of your Involuntary Termination for a period of eight (8) months.  Such severance pay will be paid in accordance with the Company’s standard payroll procedures on the Company’s payroll dates at the payroll rates in effect as of the Involuntary Termination date, commencing with the first payroll date following the last day of the Deadline, and will be subject to all applicable withholdings.

For purposes of receiving the severance pay, the conditions set forth in this paragraph will be considered “Good Reason” only if (i) you give the Company written notice of one of the conditions described in this paragraph within thirty (30) days after the condition comes into existence; (ii) the Company fails to remedy the condition within thirty (30) days after receiving your written notice; and (iii) after the Company’s failure to remedy the condition within the previously described 30-day period, you resign from the Company within ninety (90) days after one of the following conditions has come into existence without your consent.  “Good Reason” will mean:_(i) any material reduction in your base salary; or (ii) a material reduction in your duties and responsibilities; or (iii) a relocation of your place of employment to a place that increases your commute by more than 50 miles.

“Permanent Disability” will mean that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

To receive the severance pay described above, you must (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company (collectively, the “Conditions”).  The release must be in the form that is reasonably acceptable to you and the Company.  The Company will deliver the form to you within thirty (30) days after your Involuntary Termination.  You must satisfy the Conditions within sixty (60) calendar days following the Involuntary Termination (the “Deadline”).

Notwithstanding anything stated herein to the contrary, the severance provided in connection with your Involuntary Termination is intended to be exempt from Internal Revenue Code (“Code”) Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) and to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of your second taxable year following the taxable year in which your Involuntary Termination has occurred; provided that, to the extent that such severance and any other payments paid to you in connection with your Involuntary Termination does not qualify or otherwise exceeds the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by Treasury or the IRS, the portion of the severance that does not qualify or otherwise exceeds such limit, as determined by the Company in its sole discretion, shall be paid by no later than the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your Involuntary Termination occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company’s first tax year in which your Involuntary Termination occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).

Notwithstanding the above, if any of the severance pay provided in connection with your Involuntary Termination does not qualify for any reason to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or Treasury Regulation Section 1.409A-1(b)(4) and you are deemed by the Company at the time of your Involuntary Termination to be a “specified employee,” as defined in Code Section 409A, each such severance payment will not be made or commence until the date which is the first (1st) business day of the seventh (7th) month after your Involuntary Termination and the installments that otherwise would have been paid during the first six (6) months after your Involuntary Termination will be paid in a lump sum on the first (1st) business day of the seventh (7th) month after your Involuntary Termination, with any remaining severance pay to be paid in accordance with the schedule set forth above. Such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

The Company will recommend that the Board of Directors grant you an option to purchase 180,000 shares of the Company’s Common Stock (“Shares”).  These Shares will vest over four years at the rate of 25% of the Shares on the one-year anniversary of your Start Date and 2.0833% of the Shares on the monthly anniversary of your Start Date thereafter.  Vesting will depend on your continued employment with the Company.  The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2002 Stock Plan and the stock option agreement between you and the Company. The exercise price per share will be determined by the Company’s Board of Directors on the date of grant. You will be eligible for accelerated vesting in the following cases:

(i)                                    If there is a Change in Control (as defined in Exhibit A), then 25% of the Shares shall immediately vest on the closing date.

(ii)                                 In the event that you are involuntarily terminated without Cause or resign voluntarily due to Good Reason (as defined in Exhibit A) during your first year of employment, then 15% of the Shares shall immediately vest on such termination date; provided, however that this provision shall expire if there is a prior Change in Control.

(iii)                              If there is an Initial Public Offering during your first year of employment, then 15% of the Shares shall vest sixty (60) days after the effective date and 10% of the Shares shall vest on the one-year anniversary of your Start Date.

You will be eligible for standard medical insurance benefits effective from your start date. Dental, vision and other insurance programs are available and will become effective on the first day of the month following your start date.  Participation in the Company’s 401(k) savings plan is effective on the first day of the month following your sixth month anniversary of employment. You will be eligible for twenty (20) days of Paid Time Off, pro-rated for the remainder of this calendar year.

Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, with or without Cause, without further obligation or liability.  Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company. Although your job duties, title, compensation and benefits as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement attached as Exhibit C (the “Confidentiality Agreement”), prior to or on your Start Date.  By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter and the Confidentiality Agreement set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.

Sincerely,

/s/ David Hodess
David Hodess/CEO

Agreed and Accepted by:

/s/ Stacey Peterson
Stacey Peterson

1/4/10
Date

Exhibit A

Definitions

“Cause” shall mean: (i) your willful failure substantially to perform your duties and responsibilities to the Company or deliberate violation of a Company Policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe the obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company.

“Change of Control” shall mean a sale of all or substantially all of the Company’s assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

“Good Reason” for you resignation shall exist if you resign in writing within 60 days after the occurrence of any of the following without your written consent: (i) any material reduction in your cash compensation; or (ii) a material reduction in your duties and responsibilities; or (iii) relocation of your place of employment to a place that is more than 50 miles from the previous Company location.

Exhibit B

Bonus Targets

Not binding without Board Approval

•                  Cash Bonus

•                  15% (min)

•                  30% (target)

•                  50% (max)

•                  LTI Comp (options issued annually):

•                  20,000 (min)

•                  40,000 (target)

•                  60,000 (max)